Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Melissa Napier 312-549-5738 IR@conagra.com

F O R I M M E D I A T E R E L E A S E

CONAGRA BRANDS REPORTS fourth QUARTER RESULTS

CHICAGO, July 13, 2023 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the fourth quarter and full year fiscal year 2023, which ended on May 28, 2023. All comparisons are against the prior-year fiscal period, unless otherwise noted.

Highlights

●	Fourth quarter:
○	Reported and organic net sales increased 2.2%
○	Operating margin decreased 544 basis points in the quarter to 1.9%; adjusted operating margin decreased 39 basis points to 14.6%
○	Diluted earnings per share (EPS) for the fourth quarter decreased 75.8% to $0.08, and adjusted EPS decreased 4.6% to $0.62
●	Full year fiscal 2023:
○	Net sales increased 6.4%; organic net sales increased 6.6%
○	Operating margin decreased 291 basis points to 8.8%; adjusted operating margin increased 125 basis points to 15.6%
○	Diluted EPS for fiscal 2023 decreased 22.8% to $1.42, and adjusted EPS increased 17.4% to $2.77
●	The Company is providing fiscal 2024 guidance to reflect:
○	Organic net sales growth of approximately 1% compared to fiscal 2023
	○	Adjusted operating margin between 16% and 16.5%
	○	Adjusted EPS between $2.70 and $2.75
●	The Board of Directors has authorized a 6% increase to the Company's annualized dividend rate, beginning with the dividend payable on August 31, 2023, reflecting continued confidence in the strength of the business.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, "Our business delivered strong results in fiscal 2023, as we successfully delivered on our priorities to execute inflation-justified pricing, drive gross margin recovery, and reduce net leverage while investing to maintain the strength of our brands. These efforts, and the continued implementation of our playbook, have our brands well-positioned following the volatility of the past few years. Looking ahead, we anticipate transitioning toward a more normalized operating environment in fiscal 2024 - with easing inflationary pressures and improved supply chain operations - and remain committed to our long-term financial algorithm."

Total Company Fourth Quarter Results

In the quarter, reported and organic net sales increased 2.2% to $3.0 billion.

The 2.2% increase was driven by a 9.9% improvement in price/mix, which was partially offset by a 7.7% decrease in volume. Price/mix was driven by the company’s inflation-driven pricing actions and favorable brand mix. The volume decrease was primarily driven by the elasticity impact from inflation-driven pricing actions and shortages from supply chain disruptions.

CONAGRA BRANDS

Gross profit increased 9.8% to $783 million in the quarter, and adjusted gross profit increased 11.0% to $803 million. Fourth quarter gross profit benefited from higher organic net sales and productivity, which more than offset the negative impacts of cost of goods sold inflation (including unfavorable commodity positions) and unfavorable operating leverage. Gross margin increased 183 basis points to 26.3% in the quarter, and adjusted gross margin increased 216 basis points to 27.0%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 45.5% to $726 million in the quarter primarily due to $345 million of brand impairment charges. Adjusted SG&A, which excludes A&P, increased 24.3% to $301 million driven by incremental supply chain and technology investments along with increased incentive compensation compared to the prior year quarter.

A&P for the quarter increased 49.7% to $69 million, driven primarily by increases in modern marketing and customer investments along with wrapping strategic reductions in the prior year period.

Net interest expense was $108 million in the quarter. Compared to the prior-year period, net interest expense increased 12.2% or $12 million, primarily due to a higher weighted average interest rate on outstanding debt.

The average diluted share count in the quarter was 480 million shares.

In the quarter, net income attributable to Conagra Brands decreased 76.4% to $37 million, or $0.08 per diluted share. Adjusted net income attributable to Conagra Brands decreased 5.1% to $299 million, or $0.62 per diluted share. The decrease was driven primarily by the increase in SG&A.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, increased 0.6% to $594 million in the quarter, primarily driven by the increase in adjusted gross profit, offset by higher SG&A and lower pension income.

Total Company Fiscal 2023 Results

For the full fiscal year, net sales increased 6.4% to $12.3 billion. The growth in net sales primarily reflects:

●	a 0.2% decrease from the impact of foreign exchange; and
●	a 6.6% increase in organic net sales.

For the full fiscal year, gross profit increased 15.0% to $3.3 billion and adjusted gross profit increased 16.1% to $3.3 billion as the benefits from higher organic net sales and productivity more than offset the negative impacts from cost of goods sold inflation (including unfavorable commodity positions), unfavorable operating leverage, and elevated supply chain operating costs. Gross margin increased 198 basis points to 26.6% and adjusted gross margin increased 226 basis points to 27.1%.

For the full fiscal year, EPS decreased 22.8% to $1.42 and adjusted EPS increased 17.4% to $2.77, driven by an increase in adjusted operating profit.

For the full fiscal year, the Company generated $995 million in net cash flows from operating activities and $633 million of free cash flow.

Grocery & Snacks Segment Fourth Quarter Results

Reported and organic net sales for the Grocery & Snacks segment increased 3.6% to $1.2 billion in the quarter.

In the quarter, price/mix increased 9.1% and volume decreased 5.5%. Price/mix was driven by favorability in inflation-driven pricing. The volume decrease was primarily driven by the elasticity impact from inflation-driven pricing actions and shortages from supply chain disruptions. In the quarter, the company gained share in snacking categories including meat snacks and seeds, and some staples categories including canned pasta and Asian sauces and marinades.

Operating profit for the segment decreased 4.5% to $156 million in the quarter. Adjusted operating profit decreased 8.1% to $235 million as the negative impacts of cost of goods sold inflation (including unfavorable commodity positions), unfavorable operating leverage, and increased A&P and SG&A more than offset the impacts from higher organic net sales and productivity.

Refrigerated & Frozen Segment Fourth Quarter Results

Reported and organic net sales for the Refrigerated & Frozen segment decreased 1.1% to $1.2 billion in the quarter.

In the quarter, price mix increased 10.4% and volume decreased 11.5%. Price/mix was driven by favorability in inflation-driven pricing. The volume decrease was primarily driven by the elasticity impact from inflation-driven pricing actions and shortages from supply chain disruptions due to a third-party supplier shutdown. In the quarter, the company gained share in categories such as frozen sides, multi serve meals, and frozen breakfast sausage.

CONAGRA BRANDS

Operating profit for the segment decreased to a $43 million loss in the quarter as a result of the brand impairment charges outlined above. Adjusted operating profit increased 17.7% to $218 million as higher organic net sales and productivity more than offset the negative impacts of cost of goods sold inflation (including unfavorable commodity positions), unfavorable operating leverage, and increased A&P and SG&A.

International Segment Fourth Quarter Results

Net sales for the International segment increased 8.6% to $251 million in the quarter reflecting:

●	a 0.9% decrease from the unfavorable impact of foreign exchange; and
●	a 9.5% increase in organic net sales.

On an organic net sales basis, price/mix increased 13.8% and volume decreased 4.3%. Price/mix was driven by inflation-driven pricing. The volume decrease was primarily a result of the elasticity impact from inflation-driven pricing actions.

Operating profit for the segment increased 265.0% to $21 million in the quarter. Adjusted operating profit increased 70.7% to $34 million as the benefits from higher organic net sales and productivity were partially offset by the negative impact of cost of goods sold inflation (including unfavorable commodity positions) and increased A&P and SG&A.

Foodservice Segment Fourth Quarter Results

Reported and organic net sales for the Foodservice segment increased 5.5% to $303 million in the quarter.

In the quarter, price/mix increased 9.3% and volume decreased 3.8%. Price/mix was driven by inflation-driven pricing. The volume decline was primarily a result of the elasticity impact from inflation-driven pricing actions.

Operating profit for the segment increased 46.7% to $32 million and adjusted operating profit decreased 2.3% to $28 million in the quarter as the benefits of higher organic net sales and productivity were more than offset by the negative impacts of cost of goods sold inflation (including unfavorable commodity positions) and unfavorable operating leverage.

Other Fourth Quarter Items

Corporate expenses increased 103.5% to $108 million in the quarter and adjusted corporate expense increased 50.7% to $82 million in the quarter driven by incremental supply chain and technology investments along with increased incentive compensation compared to the prior year quarter.

Pension and post-retirement non-service income was $6 million in the quarter compared to $19 million of income in the prior-year period.

In the quarter, equity method investment earnings increased 32.8% to $63 million, driven by continued favorable market conditions for the Ardent Mills joint venture, and the venture's effective management through recent volatility in the wheat markets.

In the quarter, the effective tax rate was (102.0)% compared to 14.4% in the prior-year period due primarily to a valuation allowance adjustment. The adjusted effective tax rate was 24.3% compared to 22.3% in the prior-year period.

In the quarter, the company paid a dividend of $0.33 per share.

Dividend Update

Subsequent to quarter-end, the Company's Board of Directors approved an increase of the annual dividend from $1.32 per share to $1.40 per share. The Company's new quarterly dividend payment of $0.35 per share of Conagra common stock will be paid on August 31, 2023 to stockholders of record as of the close of business on July 31, 2023.

CONAGRA BRANDS

Outlook

The company is providing the following guidance for fiscal 2024:

●	Organic net sales growth is expected to be approximately 1% compared to fiscal 2023
●	Adjusted operating margin is expected to be between 16% and 16.5%
●	Adjusted EPS is expected to be between $2.70 and $2.75
●	Net Leverage Ratio of approximately 3.4x
●	Capital expenditures of approximately $500M
●	Interest expense of approximately $450M
●	Adjusted effective tax rate of approximately 24%
●	Contribution from the company's joint venture, Ardent Mills, is expected to be approximately $150M
●	Pension income of approximately $0

The company also expects cost of goods sold inflation to continue into fiscal 2024. Guidance anticipates net inflation (input cost inflation including the impacts of hedging and other sourcing benefits) to be roughly 3%.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.08 EPS for the fourth quarter of fiscal 2023 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.01 per diluted share of net expense related to restructuring plans
●	Approximately $0.55 per diluted share of net expense related brand impairment charges
●	Approximately $0.01 per diluted share of net expense related to acquisitions and divestitures
●	Approximately $0.02 per diluted share of net expense related to corporate hedging derivative losses
●	Approximately $0.01 per diluted share of net expense related to legal matters
●	Approximately $0.01 per diluted share of net expense related to a third-party vendor cybersecurity incident
●	Approximately $0.06 per diluted share of net benefit related to valuation allowance adjustments
●	Approximately $0.01 per diluted share of net benefit related to rounding

The following are included in the $0.33 EPS for the fourth quarter of fiscal 2022 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.02 per diluted share of net expense related to restructuring plans
●	Approximately $0.02 per diluted share of net expense due to fire related costs
●	Approximately $0.33 per diluted share of net expense related to brand impairment charges
●	Approximately $0.01 per diluted share of net benefit related to legal matters
●	Approximately $0.01 per diluted share of net benefit related to environmental matters
●	Approximately $0.03 per diluted share of net benefit related to unusual tax items

Please note that certain prior year amounts have been reclassified to conform with current year presentation.

CONAGRA BRANDS

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results. The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 0327346. Please dial in 10 to 15 minutes prior to the call start time. Following the company's remarks, the conference call will include a question-and-answer session with the investment community. A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until July 13, 2024.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, and Slim Jim®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, rising interest rates, decreased availability of capital, volatility in financial markets, declining consumer spending rates, recessions, decreased energy availability, increased energy costs (including fuel surcharges), supply chain challenges, labor shortages, and geopolitical conflicts (including the ongoing conflict between Russia and Ukraine); negative impacts caused by public health crises; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the Company's competitive environment, cost structure, and related market conditions; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, including any negative effects caused by changes in levels of inflation and interest rates, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; disruptions or inefficiencies in our supply chain and/or operations; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation, including litigation related to lead-based paint and pigment and cooking spray;  risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks related to the seasonality of our business; risks associated with our co-manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations including to address climate change or implement changes to taxes and tariffs; risks related to the Company's ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors' information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risk of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risk relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company’s financial statements and believes these non-GAAP financial measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company’s core operating results. These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, Corporate hedging derivate gains (losses).

Note on Forward-Looking Non-GAAP Financial Measures

Our fiscal 2024 guidance includes certain non-GAAP financial measures (organic net sales growth, adjusted operating margin, adjusted EPS, net leverage ratio, and adjusted effective tax rate) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FOURTH QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 28, 2023	May 29, 2022	Percent Change
Net sales	$2,973.3	$2,910.0	2.2%
Costs and expenses:
Cost of goods sold	2,189.9	2,196.6	(0.3)%
Selling, general and administrative expenses	726.4	499.3	45.5%
Pension and postretirement non-service income	(6.0)	(19.0)	(68.3)%
Interest expense, net	108.0	96.2	12.2%
Income (loss) before income taxes and equity method investment earnings	(45.0)	136.9	N/A
Income tax expense (benefit)	(18.3)	26.7	N/A
Equity method investment earnings	63.0	47.5	32.8%
Net income	$36.3	$157.7	(76.9)%
Less: Net loss attributable to noncontrolling interests	(1.2)	(1.2)	3.8%
Net income attributable to Conagra Brands, Inc.	$37.5	$158.9	(76.4)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.08	$0.33	(75.8)%
Weighted average shares outstanding	477.7	480.4	(0.6)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.08	$0.33	(75.8)%
Weighted average share and share equivalents outstanding	479.7	482.5	(0.6)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FISCAL YEAR 2023
	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	May 28, 2023	May 29, 2022	Percent Change
Net sales	$12,277.0	$11,535.9	6.4%
Costs and expenses:
Cost of goods sold	9,012.2	8,697.1	3.6%
Selling, general and administrative expenses	2,189.5	1,492.8	46.7%
Pension and postretirement non-service income	(24.2)	(67.3)	(63.9)%
Interest expense, net	409.6	379.9	7.8%
Income before income taxes and equity method investment earnings	689.9	1,033.4	(33.2)%
Income tax expense	218.7	290.5	(24.7)%
Equity method investment earnings	212.0	145.3	45.9%
Net income	$683.2	$888.2	(23.1)%
Less: Net loss attributable to noncontrolling interests	(0.4)	—	(100.0)%
Net income attributable to Conagra Brands, Inc.	$683.6	$888.2	(23.0)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$1.43	$1.85	(22.7)%
Weighted average shares outstanding	478.9	480.3	(0.3)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$1.42	$1.84	(22.8)%
Weighted average share and share equivalents outstanding	480.7	482.2	(0.3)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	May 28, 2023	May 29, 2022
ASSETS
Current assets
Cash and cash equivalents	$93.9	$83.3
Receivables, less allowance for doubtful accounts of $3.8 and $3.9	965.4	867.4
Inventories	2,232.0	1,966.7
Prepaid expenses and other current assets	93.7	116.3
Total current assets	3,385.0	3,033.7
Property, plant and equipment, net	2,773.8	2,737.2
Goodwill	11,178.2	11,329.2
Brands, trademarks and other intangibles, net	3,205.9	3,857.8
Other assets	1,509.7	1,477.2
	$22,052.6	$22,435.1
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$641.4	$184.3
Current installments of long-term debt	1,516.0	707.3
Accounts payable	1,529.4	1,864.6
Accrued payroll	164.1	151.7
Other accrued liabilities	589.8	610.9
Total current liabilities	4,440.7	3,518.8
Senior long-term debt, excluding current installments	7,081.3	8,088.2
Other noncurrent liabilities	1,723.3	1,965.9
Total stockholders' equity	8,807.3	8,862.2
	$22,052.6	$22,435.1

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	May 28, 2023	May 29, 2022
Cash flows from operating activities:
Net income	$683.2	$888.2
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	369.9	375.4
Asset impairment charges	771.1	284.8
Equity method investment earnings in excess of distributions	(73.6)	(66.3)
Stock-settled share-based payments expense	79.2	26.1
Contributions to pension plans	(12.5)	(11.5)
Pension benefit	(13.9)	(54.4)
Other items	8.0	(46.6)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(102.1)	(69.5)
Inventories	(265.3)	(232.8)
Deferred income taxes and income taxes payable, net	(188.5)	(8.7)
Prepaid expenses and other current assets	23.5	(10.1)
Accounts payable	(248.9)	223.6
Accrued payroll	12.5	(23.5)
Other accrued liabilities	(21.7)	(71.9)
Deferred employer payroll taxes	(25.5)	(25.5)
Net cash flows from operating activities	995.4	1,177.3
Cash flows from investing activities:
Additions to property, plant and equipment	(362.2)	(464.4)
Sale of property, plant and equipment	3.2	20.2
Purchase of marketable securities	(5.2)	(4.5)
Sale of marketable securities	5.2	10.4
Proceeds from divestitures	—	0.1
Other items	4.1	3.3
Net cash flows from investing activities	(354.9)	(434.9)
Cash flows from financing activities:
Issuances of short-term borrowings, maturities greater than 90 days	286.8	392.6
Repayment of short-term borrowings, maturities greater than 90 days	(330.0)	(392.6)
Net issuance (repayment) of other short-term borrowings, maturities less than or equal to 90 days	394.6	(523.1)
Issuance of long-term debt	500.0	499.1
Repayment of long-term debt	(712.4)	(48.5)
Debt issuance costs	(4.1)	(2.5)
Repurchase of Conagra Brands, Inc. common shares	(150.0)	(50.0)
Payment of intangible asset financing arrangement	—	(12.6)
Cash dividends paid	(623.8)	(581.8)
Exercise of stock options and issuance of other stock awards, including tax withholdings	2.3	(11.3)
Other items	5.0	(7.3)
Net cash flows from financing activities	(631.6)	(738.0)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	1.7	(1.3)
Net change in cash and cash equivalents and restricted cash	10.6	3.1
Cash and cash equivalents and restricted cash at beginning of period	83.3	80.2
Cash and cash equivalents and restricted cash at end of period	$93.9	$83.3

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY23	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,200.0	$1,219.4	$250.6	$303.3	$2,973.3
Impact of foreign exchange	—	—	2.2	—	2.2
Organic Net Sales	$1,200.0	$1,219.4	$252.8	$303.3	$2,975.5

Year-over-year change - Net Sales	3.6%	(1.1)%	8.6%	5.5%	2.2%
Impact of foreign exchange (pp)	—	—	0.9	—	—
Organic Net Sales	3.6%	(1.1)%	9.5%	5.5%	2.2%

Volume (Organic)	(5.5)%	(11.5)%	(4.3)%	(3.8)%	(7.7)%
Price/Mix	9.1%	10.4%	13.8%	9.3%	9.9%

Q4 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,158.8	$1,233.0	$230.8	$287.4	$2,910.0
Net sales from divested businesses	—	—	—	—	—
Organic Net Sales	$1,158.8	$1,233.0	$230.8	$287.4	$2,910.0

FY23	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,981.9	$5,156.2	$1,002.5	$1,136.4	$12,277.0
Impact of foreign exchange	—	—	20.9	—	20.9
Organic Net Sales	$4,981.9	$5,156.2	$1,023.4	$1,136.4	$12,297.9

Year-over-year change - Net Sales	6.1%	6.1%	3.3%	12.7%	6.4%
Impact of foreign exchange (pp)	—	—	2.1	—	0.2
Organic Net Sales	6.1%	6.1%	5.4%	12.7%	6.6%

Volume (Organic)	(8.5)%	(7.3)%	(7.5)%	(3.2)%	(7.5)%
Price/Mix	14.6%	13.4%	12.9%	15.9%	14.1%

FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,697.4	$4,859.3	$970.8	$1,008.4	$11,535.9
Net sales from divested businesses	—	—	—	—	—
Organic Net Sales	$4,697.4	$4,859.3	$970.8	$1,008.4	$11,535.9

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY23	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit (Loss)	$155.6	$(42.6)	$20.5	$31.5	$(108.0)	$57.0
Restructuring plans	0.1	1.8	—	—	2.0	3.9
Brand impairment charges	78.9	252.6	13.7	—	—	345.2
Acquisitions and divestitures	—	—	—	—	7.6	7.6
Legal matters	—	—	—	—	3.8	3.8
Fire related costs	—	2.2	—	(3.3)	—	(1.1)
Third-party vendor cybersecurity incident	—	4.2	—	0.2	—	4.4
Corporate hedging derivative losses (gains)	—	—	—	—	12.5	12.5
Adjusted Operating Profit	$234.6	$218.2	$34.2	$28.4	$(82.1)	$433.3

Operating Profit Margin	13.0%	(3.5)%	8.2%	10.4%		1.9%
Adjusted Operating Profit Margin	19.6%	17.9%	13.6%	9.4%		14.6%
Year-over-year % change - Operating Profit	(4.5)%	N/A	265.0%	46.7%	103.5%	(73.4)%
Year-over year % change - Adjusted Operating Profit	(8.1)%	17.7%	70.7%	(2.3)%	50.7%	(0.5)%
Year-over-year bps change - Operating Profit	(110) bps	(975) bps	575 bps	292 bps		(544) bps
Year-over-year bps change - Adjusted Operating Profit	(248) bps	286 bps	497 bps	(75) bps		(39) bps

Q4 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$162.9	$77.2	$5.6	$21.5	$(53.1)	$214.1
Restructuring plans	0.7	1.5	—	—	7.9	10.1
Brand impairment charges	90.7	103.9	14.4	—	—	209.0
Acquisitions and divestitures	—	—	—	—	0.2	0.2
Legal matters	—	—	—	—	(5.0)	(5.0)
Consulting fees on tax matters	—	—	—	—	1.1	1.1
Fire related costs	0.9	2.8	—	7.6	—	11.3
Environmental matters	—	—	—	—	(6.5)	(6.5)
Corporate hedging derivative losses (gains)	—	—	—	—	0.9	0.9
Adjusted Operating Profit	$255.2	$185.4	$20.0	$29.1	$(54.5)	$435.2

Operating Profit Margin	14.1%	6.3%	2.4%	7.5%		7.4%
Adjusted Operating Profit Margin	22.0%	15.0%	8.7%	10.1%		15.0%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY23	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$1,002.8	$255.0	$121.4	$85.0	$(388.9)	$1,075.3
Restructuring plans	0.6	5.1	(0.1)	—	7.5	13.1
Impairment of businesses held for sale	0.5	5.7	—	20.5	—	26.7
Acquisitions and divestitures	—	—	—	—	8.4	8.4
Goodwill and brand impairment charges	78.9	638.3	13.7	—	—	730.9
Legal matters	—	—	—	—	3.8	3.8
Fire related costs	—	15.3	—	(1.9)	—	13.4
Third-party vendor cybersecurity incident	—	4.2	—	0.2	—	4.4
Municipal water break costs	3.5	—	—	—	—	3.5
Corporate hedging derivative losses (gains)	—	—	—	—	37.1	37.1
Adjusted Operating Profit	$1,086.3	$923.6	$135.0	$103.8	$(332.1)	$1,916.6

Operating Profit Margin	20.1%	4.9%	12.1%	7.5%		8.8%
Adjusted Operating Profit Margin	21.8%	17.9%	13.5%	9.1%		15.6%
Year-over-year % change - Operating Profit	16.7%	(54.6)%	13.8%	41.0%	61.0%	(20.1)%
Year-over year % change - Adjusted Operating Profit	10.1%	29.6%	11.3%	24.9%	34.4%	15.7%
Year-over-year bps change - Operating Profit	183 bps	(660) bps	112 bps	150 bps		(291) bps
Year-over-year bps change - Adjusted Operating Profit	80 bps	324 bps	97 bps	89 bps		125 bps

FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$859.5	$561.1	$106.7	$60.3	$(241.6)	$1,346.0
Restructuring plans	9.4	14.5	0.2	0.3	24.6	49.0
Impairment of businesses held for sale	26.3	28.9	—	14.9	—	70.1
Brand impairment charges	90.7	103.9	14.4	—	—	209.0
Acquisitions and divestitures	—	—	—	—	2.4	2.4
Proceeds received from the sale of a legacy investment	—	—	—	—	(3.3)	(3.3)
Legal matters	—	—	—	—	(19.6)	(19.6)
Consulting fees on tax matters	—	1.7	—	—	1.1	2.8
Fire related costs	0.9	2.8	—	7.6	—	11.3
Environmental matters	—	—	—	—	(6.5)	(6.5)
Corporate hedging derivative losses (gains)	—	—	—	—	(4.4)	(4.4)
Adjusted Operating Profit	$986.8	$712.9	$121.3	$83.1	$(247.3)	$1,656.8

Operating Profit Margin	18.3%	11.5%	11.0%	6.0%		11.7%
Adjusted Operating Profit Margin	21.0%	14.7%	12.5%	8.2%		14.4%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY23	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income (loss) before income taxes and equity method investment earnings	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$783.4	$726.4	$57.0	$(45.0)	$(18.3)	(102.0)%	$37.5	$0.08
% of Net Sales	26.3%	24.4%	1.9%
Restructuring plans	0.6	3.3	3.9	3.9	0.9		3.0	0.01
Brand impairment charges[3]	—	345.2	345.2	345.2	78.6		265.4	0.55
Acquisitions and divestitures	—	7.6	7.6	7.6	1.5		6.1	0.01
Corporate hedging derivative losses (gains)	12.5	—	12.5	12.5	3.1		9.4	0.02
Advertising and promotion expenses [2]	—	68.9	—	—	—		—	—
Legal matters	—	3.8	3.8	3.8	1.0		2.8	0.01
Fire related costs	2.2	(3.3)	(1.1)	(1.1)	(0.3)		(0.8)	—
Third-party vendor cybersecurity incident	4.4	—	4.4	4.4	1.1		3.3	0.01
Valuation allowance adjustment	—	—	—	—	28.1		(28.1)	(0.06)
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$803.1	$300.9	$433.3	$331.3	$95.7	24.3%	$298.6	$0.62
% of Net Sales	27.0%	10.1%	14.6%
Year-over-year % of net sales change - reported	183 bps	727 bps	(544) bps
Year-over-year % of net sales change - adjusted	216 bps	180 bps	(39) bps

Year-over-year change - reported	9.8%	45.5%	(73.4)%	N/A	N/A		(76.4)%	(75.8)%
Year-over-year change - adjusted	11.0%	24.3%	(0.5)%	(7.5)%	5.6%		(5.1)%	(4.6)%

Q4 FY22	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$713.4	$499.3	$214.1	$136.9	$26.7	14.4%	$158.9	$0.33
% of Net Sales	24.5%	17.2%	7.4%
Restructuring plans	(0.1)	10.2	10.1	10.1	2.6		7.5	0.02
Acquisitions and divestitures	—	0.2	0.2	0.2	—		0.2	—
Corporate hedging losses (gains)	0.9	—	0.9	0.9	0.2		0.7	—
Advertising and promotion expenses [2]	—	46.1	—	—	—		—	—
Consulting fees on tax matters	—	1.1	1.1	1.1	0.2		0.9	—
Fire related costs	9.1	2.2	11.3	11.3	2.8		8.5	0.02
Brand impairment charges[3]	—	209.0	209.0	209.0	48.4		159.0	0.33
Legal matters	—	(5.0)	(5.0)	(5.0)	(1.2)		(3.8)	(0.01)
Environmental matters	—	(6.5)	(6.5)	(6.5)	(1.5)		(5.0)	(0.01)
Unusual tax items	—	—	—	—	12.5		(12.5)	(0.03)
Adjusted	$723.3	$242.0	$435.2	$358.0	$90.7	22.3%	$314.4	$0.65
% of Net Sales	24.9%	8.3%	15.0%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

3 Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY23	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$3,264.8	$2,189.5	$1,075.3	$689.9	$218.7	24.2%	$683.6	$1.42
% of Net Sales	26.6%	17.8%	8.8%
Restructuring plans	1.4	11.7	13.1	13.1	3.2		9.9	0.02
Acquisitions and divestitures	—	8.4	8.4	8.4	1.7		6.7	0.01
Corporate hedging derivative losses (gains)	37.1	—	37.1	37.1	9.2		27.9	0.06
Advertising and promotion expenses [2]	—	290.1	—	—	—		—	—
Fire related costs	16.0	(2.6)	13.4	13.4	3.3		10.1	0.02
Third-party vendor cybersecurity incident	4.4	—	4.4	4.4	1.1		3.3	0.01
Municipal water break costs	3.5	—	3.5	3.5	0.8		2.7	0.01
Impairment of businesses held for sale	—	26.7	26.7	26.7	6.6		20.1	0.04
Goodwill and brand impairment charges3	—	730.9	730.9	730.9	137.5		592.2	1.23
Legal matters	—	3.8	3.8	3.8	1.0		2.8	0.01
Valuation allowance adjustment	—	—	—	—	28.1		(28.1)	(0.06)
Adjusted	$3,327.2	$1,120.5	$1,916.6	$1,531.2	$411.2	23.6%	$1,331.2	$2.77
% of Net Sales	27.1%	9.1%	15.6%
Year-over-year % of net sales change - reported	198 bps	489 bps	(291) bps
Year-over-year % of net sales change - adjusted	226 bps	77 bps	125 bps

Year-over-year change - reported	15.0%	46.7%	(20.1)%	(33.2)%	(24.7)%		(23.0)%	(22.8)%
Year-over-year change - adjusted	16.1%	16.3%	15.7%	13.9%	18.2%		16.8%	17.4%

FY22	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,838.8	$1,492.8	$1,346.0	$1,033.4	$290.5	24.6%	$888.2	$1.84
% of Net Sales	24.6%	12.9%	11.7%
Restructuring plans	21.8	27.2	49.0	49.0	12.1		36.9	0.08
Acquisitions and divestitures	—	2.4	2.4	2.4	0.6		1.8	—
Corporate hedging losses (gains)	(4.4)	—	(4.4)	(4.4)	(1.1)		(3.3)	(0.01)
Advertising and promotion expenses [2]	—	244.6	—	—	—		—	—
Consulting fees on tax matters	—	2.8	2.8	2.8	0.7		2.1	—
Fire related costs	9.1	2.2	11.3	11.3	2.8		8.5	0.02
Impairment of businesses held for sale	—	70.1	70.1	70.1	9.7		60.4	0.13
Proceeds received from the sale of a legacy investment	—	(3.3)	(3.3)	(3.3)	(0.5)		(2.8)	(0.01)
Brand impairment charges[3]	—	209.0	209.0	209.0	48.4		159.0	0.33
Legal matters	—	(19.6)	(19.6)	(19.6)	(4.8)		(14.8)	(0.03)
Environmental matters	—	(6.5)	(6.5)	(6.5)	(1.5)		(5.0)	(0.01)
Unusual tax items	—	—	—	—	(8.9)		8.9	0.02
Adjusted	$2,865.3	$963.9	$1,656.8	$1,344.2	$348.0	23.4%	$1,139.9	$2.36
% of Net Sales	24.8%	8.4%	14.4%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

3 Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	FY23	FY22	% Change
Net cash flows from operating activities	$995.4	$1,177.3	(15.5)%
Additions to property, plant and equipment	(362.2)	(464.4)	(22.0)%
Free cash flow	$633.2	$712.9	(11.2)%

	May 28, 2023	May 29, 2022
Notes payable	$641.4	$184.3
Current installments of long-term debt	1,516.0	707.3
Senior long-term debt, excluding current installments	7,081.3	8,088.2
Total Debt	$9,238.7	$8,979.8
Less: Cash	93.9	83.3
Net Debt	$9,144.8	$8,896.5

FY23
Net Debt[1]	$9,144.8

Net income attributable to Conagra Brands, Inc.	$683.6
Add Back: Income tax expense	218.7
Income tax expense attributable to noncontrolling interests	(0.5)
Interest expense, net	409.6
Depreciation	313.1
Amortization	56.8
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,681.3
Restructuring plans [2]	12.3
Acquisitions and divestitures	8.4
Corporate hedging derivative losses (gains)	37.1
Fire related costs	13.4
Municipal water break costs	3.5
Third-party vendor cybersecurity incident	4.4
Impairment of businesses held for sale	26.7
Legal matters	3.8
Goodwill and brand impairment charges[3]	729.3
Adjusted EBITDA	$2,520.2

Net Debt to Adjusted EBITDA[4]	3.63

1 As of May 28, 2023

2 Excludes comparability items related to depreciation.

3 Excludes comparability items attributable to noncontrolling interests.

4 The Company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q4 FY23	Q4 FY22	% Change
Net income attributable to Conagra Brands, Inc.	$37.5	$158.9	(76.4)%
Add Back: Income tax expense	(18.3)	26.7
Income tax expense attributable to noncontrolling interests	(0.2)	0.4
Interest expense, net	108.0	96.2
Depreciation	79.4	75.0
Amortization	13.5	14.8
Earnings before interest, taxes, depreciation, and amortization	$219.9	$372.0	(40.9)%
Restructuring plans [1]	3.5	9.5
Acquisitions and divestitures	7.6	0.2
Corporate hedging derivative losses (gains)	12.5	0.9
Fire related costs	(1.1)	11.3
Consulting fees on tax matters	—	1.1
Third-party vendor cybersecurity incident	4.4	—
Legal matters	3.8	(5.0)
Environmental matters	—	(6.5)
Brand impairment charges[2]	343.6	207.0
Adjusted Earnings before interest, taxes, depreciation, and amortization	$594.2	$590.5	0.6%

	FY23	FY22	% Change
Net income attributable to Conagra Brands, Inc.	$683.6	$888.2	(23.0)%
Add Back: Income tax expense	218.7	290.5
Income tax expense attributable to noncontrolling interests	(0.5)	—
Interest expense, net	409.6	379.9
Depreciation	313.1	316.1
Amortization	56.8	59.3
Earnings before interest, taxes, depreciation, and amortization	$1,681.3	$1,934.0	(13.1)%
Restructuring plans [1]	12.3	34.8
Acquisitions and divestitures	8.4	2.4
Corporate hedging derivative losses (gains)	37.1	(4.4)
Fire related costs	13.4	11.3
Municipal water break costs	3.5	—
Consulting fees on tax matters	—	2.8
Third-party vendor cybersecurity incident	4.4	—
Impairment of businesses held for sale	26.7	70.1
Proceeds from the sale of a legacy investment	—	(3.3)
Legal matters	3.8	(19.6)
Environmental matters	—	(6.5)
Goodwill and brand impairment charges[2]	729.3	207.0
Adjusted Earnings before interest, taxes, depreciation, and amortization	$2,520.2	$2,228.6	13.1%

1 Excludes comparability items related to depreciation.

2 Excludes comparability items attributable to noncontrolling interests.